UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 of report (Date of earliest event reported): June 23, 2016

NEKTAR THERAPEUTICS

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24006	94-3134940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

455 Mission Bay Boulevard South

San Francisco, California 94158

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (415) 482-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders

 At the 2016 Annual Meeting of Stockholders of Nektar Therapeutics, a Delaware corporation (the “Company”), held on June 23, 2016 (the “Annual Meeting”), the following actions were taken. The proposals below are described in detail in the Company’s definitive proxy statement dated May 13, 2016 for the Annual Meeting.

Proposal 1

Each of the individuals listed below was elected, by a majority of the votes cast at the Annual Meeting and entitled to vote on the election of directors, to serve on the Board of Directors of the Company until the 2019 Annual Meeting of Stockholders.

Nominee	For	Against	Abstain	Broker Non-Votes
R. Scott Greer	109,463,072	4,892,954	37,614	13,262,099
Christopher A. Kuebler	108,592,953	5,763,574	37,113	13,262,099
Lutz Lingnau	108,717,203	5,638,599	37,838	13,262,099

In addition to the directors elected above, Robert B. Chess, Joseph J. Krivulka, Howard W. Robin, Roy A. Whitfield and Dennis Winger continue to serve as directors after the Annual Meeting.

Proposal 2

The proposal to ratify the appointment, by the audit committee of the Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2016, as described in the proxy materials, was approved with approximately 99% of the shares present or represented and voting at the Annual Meeting voting for the proposal and approximately 1% voting against the proposal.

For	Against	Abstain
126,889,341	733,721	32,677

Proposal 3

The proposal to approve the compensation of the Company’s Named Executive Officers, on a non-binding advisory basis, was approved with approximately 97% of the shares present or represented and voting at the Annual Meeting voting for the proposal and approximately 3% voting against the proposal.

For	Against	Abstain	Broker Non-Votes
110,538,457	3,339,400	515,783	13,262,099

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEKTAR THERAPEUTICS

Date: June 27, 2016	By:	/s/ Gil M. Labrucherie
Gil M. Labrucherie Senior Vice President and Chief Financial Officer